FOR IMMEDIATE RELEASE
CONTACT: Brad Edson, CEO
Vital Living, Inc.
480.784.6700
bedson@vitalliving.com
www.vitalliving.com

           Vital Living Announces Completion of Private Placement
                        of Approximately $3.7 Million

  Company to begin delivery of its medical food supplements

TEMPE, AZ (June 24, 2002) - Vital Living, Inc. (OTC BB: VTLV), the Physician Nutraceutical CompanySM, announced today that it has completed an offering of $3,712,000 to accredited investors in a private placement of its securities. The securities were raised directly by the Company, through the efforts of the CEO, with no commissions paid on funds raised.

Brad Edson, Vital Living's CEO, stated, "The closing of the offering puts us on a solid financial basis. The Company currently has literally no material outstanding debt, and with this infusion of additional capital, we now have a solid foundation for future growth."

The securities issued are restricted under Rule 144 and will remain out of the Company's float for a minimum of 12 months from the date of issuance.

Vital Living manufactures specialized medical foods and nutraceuticals for distribution through physicians. Its first product, a specialized nutraceutical for cardiovascular patients, will begin distribution at the Arizona Heart Institute (AHI) to its 175,000 new and existing patients in its

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database later this summer. The product will be prescribed and recommended by the AHI medical staff and taken on a monthly basis by the patients.

About Vital Living
Vital Living develops and markets evidence-based nutraceuticals formulated by physicians for distribution through physicians. The company is developing and testing nutraceuticals in collaboration with leading medical experts based on the best available scientific evidence. Vital Living's nutraceuticals are designed to be incorporated by physicians into a standard physician/patient program, supported by a specially designed compliance regimen. The Company's initial area of focus is cardiovascular health, the leading health concern in America affecting 60 million consumers.

Except for historical information, the matters discussed in this press release contain forward-looking statements, which involve certain risks and uncertainties that could cause actual results to differ, including activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. A number of such statements are subject to assumptions, risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements, including, but not limited to: any perceived or actual benefits from the sale of the securities, the amount of the Company's debt or cash on hand, the anticipated distribution date of the Company's Nutraceuticals to AHI patients, the effectiveness of the Company's Nutraceuticals and the ability to improve patient health and quality of life, the competitive environment within the nutraceutical industry, the Company's ability to continue to successfully market and provide its products and services and maintain their effectiveness, the continuation of the arrangements with the Company's product development partners, the ability of the Company to meet its financial projections, and general economic conditions. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.

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